Exhibit 10.5
MONITRONICS INTERNATIONAL, INC.
2017 CASH INCENTIVE PLAN
2018 PERFORMANCE-BASED PHANTOM UNITS AWARD AGREEMENT

THIS PERFORMANCE-BASED PHANTOM UNITS AWARD AGREEMENT (this “Agreement”) is made as of March 29, 2018 (the “Grant Date”), by Fred Graffam and between MONITRONICS INTERNATIONAL, INC., a Texas corporation (the “Company”), and the person signing as “Grantee” on the signature page hereof (the “Grantee”).
The Company has adopted the Monitronics International, Inc. 2017 Cash Incentive Plan (as has been or may hereafter be amended, the “Plan”), a copy of which is attached hereto as Exhibit A and by this reference made a part hereof, for the benefit of eligible employees of the Company and its Subsidiaries. Capitalized terms used and not otherwise defined in this Agreement will have the meanings ascribed to them in the Plan.
The LTIP Committee has determined that it would be in the interest of the Company to award phantom units to the Grantee, subject to the conditions and restrictions set forth herein and in the Plan, and in order to provide the Grantee with additional remuneration for services rendered and to increase the Grantee’s personal interest in the continued success and progress of the Company and Ascent Capital.
The Company and the Grantee therefore agree as follows:
1.Definitions. The following terms, when used in this Agreement, have the following meanings:

“2018 Vesting Cycle” means the twelve (12) month period beginning on January 1, 2018.
“2019 Vesting Cycle” means the twelve (12) month period beginning on January 1, 2019.
“2020 Vesting Cycle” means the twelve (12) month period beginning on January 1, 2020.
“Cause” has the meaning specified in Section 6.2(b) of the Plan.
“Close of Business” means, on any day, 5:00 p.m., Dallas, Texas time.
“Committee Certification Date” has the meaning specified in Section 3(c) of this Agreement.
“Earned Phantom Unit” has the meaning specified in Section 3(c) of this Agreement.
“Fair Market Value” means (i) with respect to determining the value of the Phantom Units at the end of each Vesting Cycle, the five-day volume weighted average price of one share of Common Stock as reported on the consolidated transaction reporting system for the principal national securities exchange on which such shares of Common Stock are listed for the period beginning on the 16th trading day following the filing date of Ascent Capital’s annual report on Form 10-K in the relevant calendar year or (ii) with respect to determining the value of the Earned Phantom Units pursuant to Section 6 the five-day volume weighted average price of one share of Common Stock as reported on the consolidated transaction reporting system for the principal national securities exchange on which such shares of Common Stock are listed for the period beginning on the Grantee’s termination of employment. If the Fair Market Value of a share of Common Stock is not determinable by any of the foregoing means, or if no sales of shares actually occurred on such day, then the Fair Market Value shall be determined in good faith by the LTIP Committee on the basis of such quotations and other considerations as the LTIP Committee deems appropriate.

“Key Performance Indicators” means the performance metrics as established by the LTIP Committee for each Vesting Cycle, which for the 2018 Vesting Cycle is set forth in Schedule 1 and for the 2019 Vesting Cycle and 2020 Vesting Cycle shall be provided to the Grantee prior to March 31st of 2019 and 2020, respectively.
“Settlement Date” has the meaning specified in Section 4(a) of this Agreement.
“Termination With Good Reason” shall have the meaning ascribed thereto in any employment agreement between the Grantee and the Company or its Affiliate. For the avoidance of doubt, if the Grantee is not party to an employment agreement with the Company or its Affiliate or if such agreement does not provide a definition for “good reason”, then the Grantee will not be eligible for any benefits provided under this Agreement with regard to a Termination With Good Reason.
“Vesting Cycle” means each of the 2018 Vesting Cycle, 2019 Vesting Cycle and 2020 Vesting Cycle.
“Vesting Notification” has the meaning specified in Section 3(c) of this Agreement.
2.Award. Pursuant to the terms of the Plan and in consideration of the covenants and promises of the Grantee herein contained, the Company hereby awards to the Grantee as of the Grant Date, that number of performance-based Phantom Units set forth on Schedule 1, each representing the right to receive a cash payment equal to the Fair Market Value of one share of Common Stock, subject to the conditions and restrictions set forth below and in the Plan (the “Phantom Units”).

3.	Achievement of Key Performance Indicators; Vesting; Forfeiture of Phantom Units.

(a)Subject to Section 6.4(b) of the Plan and to earlier vesting in accordance with Section 6, Phantom Units will be earned and vested, in whole or in part, only in accordance with the conditions stated in this Section 3.

(b)Schedule 1 sets forth the maximum number of Phantom Units that may be earned based on the achievement and satisfaction of Key Performance Indicators, as determined and certified by the LTIP Committee.

(c)No later than forty-five (45) days following the end of each Vesting Cycle (each a “Committee Certification Date”), the LTIP Committee will measure the Grantee’s performance against the Key Performance Indicators. The LTIP Committee will then promptly notify (a “Vesting Notification”) the Grantee regarding the number of Phantom Units, if any, that have been earned (each, an “Earned Phantom Unit”) pursuant to this Section 3 as of such Committee Certification Date. If the Key Performance Indicators are satisfied with respect to such Vesting Cycle, up to 33.3% of the Phantom Units may be earned, subject to the LTIP Committee’s sole discretion and determination as of the Committee Certification Date. Any Phantom Units that remain outstanding and unearned as of each Committee Certification Date relating to the applicable Vesting Cycle will automatically be forfeited as of the Close of Business on such Committee Certification Date and such Phantom Units and any related Dividend Equivalents will be immediately cancelled, and the Grantee will cease to have any rights with respect thereto. All Phantom Units earned on a Committee Certification Date will vest in accordance with the schedule set forth in Section 3(d).

(d)Grantee will become vested, subject to continued employment until the Settlement Date (as defined below) following the end of the applicable Vesting Cycle, in any Earned Phantom Units, if the LTIP Committee delivers a Vesting Notification to the Grantee relating to such Vesting Cycle.

(e)Any Dividend Equivalents with respect to Earned Phantom Units will become vested only to the extent that the Earned Phantom Units related thereto shall have become vested in accordance with this Agreement.

(f)Notwithstanding the foregoing, the Grantee will not vest, pursuant to this Section 3 (except as provided in Section 4 or Section 6), in Earned Phantom Units or related Dividend Equivalents which the Grantee would otherwise vest in with respect to each Settlement Date if the Grantee has not been continuously employed by the Company or any Subsidiary from the Grant Date through the applicable Settlement Date. Notwithstanding the foregoing, if any date on which vesting would otherwise occur is a Saturday, Sunday or a holiday, such vesting will instead occur on the business day next following such date.

4.Settlement of Phantom Units.

(a)The Fair Market Value of the Earned Phantom Units that vest in accordance with Section 3 and any related Dividend Equivalents shall be paid to the Grantee in a lump sum cash payment no later than fifteen (15) days following the 20th trading day following the filing date of Ascent Capital’s annual report on Form 10-K in each relevant calendar year (each such date, or the date provided pursuant to the last paragraph of Section 6, as applicable, a “Settlement Date”).

(b)In the event of Grantee’s termination without Cause or Termination With Good Reason, following a Committee Certification Date but prior to the applicable Settlement Date, then the Earned Phantom Units shall vest in accordance with Section 3 and shall be paid to the Grantee in accordance with Section 4(a) as if the Grantee had been continuously employed by the Company or any Subsidiary from the Grant Date through the applicable Settlement Date.

5.Mandatory Withholding for Taxes. Grantee acknowledges and agrees that the Company shall deduct from the cash otherwise payable or deliverable upon each Settlement Date an amount of cash that is equal to the amount of all federal, state and local taxes required to be withheld by the Company upon such exercise, as determined by the LTIP Committee.

6.Early Termination or Vesting of Phantom Units.
Unless otherwise determined by the LTIP Committee in its sole discretion, and assuming Grantee’s achievement of the Key Performance Indicators prior to each of the following (other than with respect to Sections 6(a) and 6(b) herein), if the Grantee’s employment with the Company or any Subsidiary terminates prior to the final Settlement Date:
(a)If the Grantee dies while employed by the Company or any Subsidiary, then each Phantom Unit that has not previously vested or forfeited pursuant to Section 3 will immediately become an Earned Phantom Unit and fully vested and shall inure to the benefit of the Beneficiary named on Exhibit B hereto;

(b)If the Grantee’s employment with the Company or any Subsidiary terminates by reason of Disability, then each Phantom Unit that has not previously vested or forfeited pursuant to Section 3 will immediately become an Earned Phantom Unit and fully vested; and

(c)Subject to Section 4(b), if the Grantee’s employment with the Company or any Subsidiary is terminated for Cause, or Grantee voluntarily resigns and does not have a Termination With Good

Reason, then any unvested Phantom Units will be forfeited as of the Close of Business on the date of such termination of employment.

In the event of Grantee’s termination without Cause or Termination With Good Reason prior to the final Settlement Date, then the Grantee’s rights to any unvested Phantom Units or any portion thereof may, in the discretion of the LTIP Committee, thereafter vest and any such vesting and settlement will occur in a manner designed to maintain the short term deferral exemption under Section 409A. Unless the LTIP Committee otherwise determines, a change of the Grantee’s employment from the Company to a Subsidiary or an Affiliate or from a Subsidiary to the Company, another Subsidiary or an Affiliate will not be considered a termination of the Grantee’s employment for purposes of this Agreement. The Fair Market Value of the Earned Phantom Units that vest in accordance with Section 6 and any related Dividend Equivalents shall be paid to the Grantee in a lump sum cash payment no later than fifteen (15) days following the termination of Grantee’s employment.
7.Dividend Equivalents. The Grantee will have no right to receive, or otherwise with respect to, any Dividend Equivalents until such time, if ever, as the Phantom Units with respect to which such Dividend Equivalents relate shall have become earned and vested, and, if vesting does not occur, the related Dividend Equivalents will be forfeited. Dividend Equivalents shall not bear interest or be segregated in a separate account.

8.Notice. Unless the Company notifies the Grantee in writing of a different procedure or address, any notice or other communication to the Company with respect to this Agreement will be in writing and will be delivered personally, electronically, or sent by United States first class mail, postage prepaid and addressed as follows:
Ascent Capital Group, Inc.
5251 DTC Parkway, Suite 1000
Greenwood Village, Colorado 80111
Attn: General Counsel
With a copy, which shall not constitute notice, to:
Monitronics International, Inc.
1990 Wittington Place
Farmers Branch, Texas 75234
Attn: Chief People Officer
Any notice or other communication to the Grantee with respect to this Agreement will be in writing and will be delivered personally, electronically, or will be sent by United States first class mail, postage prepaid, to the Grantee’s address as listed in the records of the Company on the date of this Agreement, unless the Company has received written notification from the Grantee of a change of address.
9.Grantee Employment. Nothing contained in this Agreement, and no action of the Company or the LTIP Committee with respect hereto, will confer or be construed to confer on the Grantee any right to continue in the employ of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the Grantee’s employment at any time, with or without Cause, subject to the provisions of any employment agreement between the Grantee and the Company or any Subsidiary, as applicable.

10.Nonalienation of Benefits. Except as provided in Section 6.8 of the Plan, (a) no right or benefit under this Agreement will be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same will be void, and (b) no right or benefit hereunder will in any manner be liable for or subject to the debts, contracts, liabilities or torts of the Grantee or other person entitled to such benefits.

11.Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Texas. Each party irrevocably submits to the general jurisdiction of the state and federal courts located in the State of Texas in any action to interpret or enforce this Agreement and irrevocably waives any objection to jurisdiction that such party may have based on inconvenience of forum.

12.Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all Exhibits and Schedules appended hereto, including the Plan. This Agreement is entered into, and the Award evidenced hereby is granted, pursuant to the Plan and will be governed by and construed in accordance with the Plan and the administrative interpretations adopted by the LTIP Committee thereunder. All decisions of the LTIP Committee upon questions regarding the Plan or this Agreement will be conclusive. Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control. The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.

13.Duplicate Originals. The Company and the Grantee may sign any number of copies of this Agreement. Each signed copy will be deemed to be an original, but all of them together represent the same agreement.

14.Rules by Committee. The rights of the Grantee and the obligations of the Company hereunder will be subject to such reasonable rules and regulations as the LTIP Committee may adopt from time to time hereafter.

15.Entire Agreement. This Agreement is in satisfaction of and in lieu of all prior discussions and agreements, oral or written, between the Company and the Grantee, with respect to the subject matter hereof. The Grantee and the Company hereby declare and represent that no promise or agreement not expressed herein has been made and that this Agreement contains the entire agreement between the parties hereto with respect to the Award and replaces and makes null and void any prior agreements between the Grantee and the Company regarding the Award. Subject to the restrictions set forth in Section 6.8 of the Plan, this Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.

16.Grantee Acceptance. The Grantee shall signify acceptance of the terms and conditions of this Agreement by signing in the space provided at the end hereof and returning a signed copy to the Company.

17.Code Section 409A Compliance. The grant of Phantom Units made hereunder is intended to be a “short-term deferral” exempt from Section 409A and the Plan and this Agreement shall be interpreted and administered accordingly. If any provision of this Agreement would result in the imposition of an excise tax under Section 409A that provision will be reformed to avoid imposition of the excise tax and no action taken to comply with Section 409A (or to provide that the Phantom Units are exempt from Section 409A) shall be deemed to impair a benefit under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the Grant Date.
MONITRONICS INTERNATIONAL, INC.
By:
Name:
Title:
ACCEPTED:

Grantee
Address:

Exhibit A to Performance-Based Phantom Unit Agreement
dated as of March 29, 2018 between
Monitronics International, Inc. and Grantee

Monitronics International, Inc. 2017 Cash Incentive Plan

Exhibit B to Time-Based Phantom Unit Agreement
dated as of March 29, 2018 between
Monitronics International, Inc. and Grantee

Designation of Beneficiary

Schedule 1
to
Monitronics Performance-Based Phantom Units Award Agreement

Vesting of Phantom Units Based on Key Performance Indicators

Total Number of Potential Maximum Phantom Units: 61,141
Key Performance Indicators for the 2018 Vesting Cycle:

•	Performance based value for 2018 will be determined on Pre-SAC Adjusted EBITDA. The target for 2018 is $331,358.

•	100% of LTIP units realized above the 98.5% target performance level of Pre-SAC Adjusted EBITDA.

•	75% of LTIP units realized above the 97.5% target performance level of Pre-SAC Adjusted EBITDA, up to 98.4%.

•	50% of LTIP units realized above the 96.5% target performance level of Pre-SAC Adjusted EBITDA, up to 97.4%.

•	Performance metric for future years will be determined in the first quarter of the upcoming year. For example, the 2019 metric for the 2020 payout will be determined in first quarter of 2019.
any of the 2015 Vesting Cycle, 2016 Vesting Cycle or 2017 Vesting Cycle.
“Vesting Date” has the meaning specified in Section 3(d) of this Agreement.
“Termination for Good Reason” has the meaning specified in the Amended Employment Agreement.
1.Award. Pursuant to the terms of the Plan and in consideration of the covenants and promises of the Grantee herein contained, the Company hereby awards to the Grantee as of the Grant Date, that number of performance-based Restricted Stock Units set forth on Schedule 1, each representing the right to receive one share of the Company’s Common Stock, as authorized by the Committee, subject to the conditions and restrictions set forth below and in the Plan (the “Restricted Stock Units”). This Award of Restricted Stock Units granted to the Grantee under this paragraph 2 is subject to forfeiture in the event that the Grantee fails to execute and deliver the Amended Employment Agreement by December 31, 2015.
2.Achievement of Key Performance Indicators; Vesting; Forfeiture of Restricted Stock Units.
(a)Subject to Section 10.1(b) of the Plan and to earlier vesting in accordance with Section 6, Restricted Stock Units will be earned and vest, in whole or in part, only in accordance with the conditions stated in this Section 3.

(b)Schedule 1 sets forth the maximum number of Restricted Stock Units that may be earned based on the achievement and satisfaction of Key Performance Indicators, as determined and certified by the Committee.
(c)No later than sixty (60) days following the end of the 2015 Vesting Cycle and, if applicable, each of the 2016 Vesting Cycle and 2017 Vesting Cycle (each, a “Committee Certification Date”), the Committee will measure the Grantee’s performance against the Key Performance Indicators applicable to such vesting cycle. The Committee will then promptly notify (a “Vesting Notification”) the Grantee regarding the number of Restricted Stock Units, if any, that have been earned (each, an “Earned Restricted Stock Unit”) pursuant to this Section 3 as of the Committee Certification Date relating to such vesting cycle. If the Key Performance Indicators are satisfied with respect to the 2015 Vesting Cycle, 100% of the Restricted Stock Units will be earned, but, if the Key Performance Indicators are not so satisfied, all of the Restricted Stock Units will instead be available to be earned with respect to the 2016 Vesting Cycle. If the Key Performance Indicators with respect to the 2016 Vesting Cycle are not satisfied, all of the Restricted Stock Units will instead be available to be earned with respect to the 2017 Vesting Cycle. Any Restricted Stock Units that remain outstanding and unearned as of the Committee Certification Date relating to the 2017 Vesting Cycle will automatically be forfeited as of the Close of Business on such Committee Certification Date. Upon forfeiture of any unearned Restricted Stock Units pursuant to Section 2, this Section 3 or Section 6, such Restricted Stock Units and any related Unpaid Dividend Equivalents will be immediately cancelled, and the Grantee will cease to have any rights with respect thereto. All Restricted Stock Units earned on a Committee Certification Date will vest in accordance with the schedule set forth in Section 3(d).
(d)Grantee will become vested subject to continued employment until the applicable Vesting Date in any Earned Restricted Stock Units as follows (each date specified below being a “Vesting Date”):

(1)
20% of the Earned Restricted Stock Units shall vest in equal installments on each of May 31, 2017, August 31, 2017, November 30, 2017 and February 28, 2018, if the Committee delivers a Vesting Notification to the Grantee relating to the 2015 Vesting Cycle;

(2)
(x) 30% of the Earned Restricted Stock Units shall vest in equal installments on each of May 31, 2018, August 31, 2018, November 30, 2018 and March 1, 2019, if the Committee delivers a Vesting Notification to the Grantee relating to the 2015 Vesting Cycle or (y) 50% of the Earned Restricted Stock Units shall instead vest in equal installments on each of such dates if the Committee instead delivers a Vesting Notification to the Grantee relating to the 2016 Vesting Cycle; and

(3)
(x) 50% of the Earned Restricted Stock Units shall vest in equal installments on each of May 31, 2019, August 31, 2019, November 30, 2019 and February 28, 2020, if the Committee delivers a Vesting Notification to the Grantee relating to the 2015 Vesting Cycle or the 2016 Vesting Cycle or (y) 100% of the Earned Restricted Stock Units shall instead vest in equal installments on each of such dates if the Committee instead delivers a Vesting Notification to the Grantee relating to the 2017 Vesting Cycle;

provided, however, that in no event will Grantee become vested in more than 100% of the Earned Restricted Stock Units.

(e)Any Dividend Equivalents with respect to Earned Restricted Stock Units that have not theretofore become Vested Dividend Equivalents (“Unpaid Dividend Equivalents”) will become vested only to the extent that the Earned Restricted Stock Units related thereto shall have become vested in accordance with this Agreement.
(f)Notwithstanding the foregoing, the Grantee will not vest, pursuant to this Section 3, in Earned Restricted Stock Units or related Unpaid Dividend Equivalents which the Grantee would otherwise vest in with respect to a given Vesting Date if the Grantee has not been continuously employed by the Company or any of its Subsidiaries from the Grant Date through such Vesting Date. Notwithstanding the foregoing, if any date on which vesting would otherwise occur is a Saturday, Sunday or a holiday, such vesting will instead occur on the business day next following such date.
3.Settlement of Restricted Stock Units. Settlement of Earned Restricted Stock Units or Accelerated Restricted Stock Units that vest in accordance with Section 3 or Section 6, respectively, shall be made as soon as administratively practicable after the applicable Vesting Date, but in no event later than sixty (60) days after such Vesting Date. Settlement of vested Earned Restricted Stock Units and Accelerated Restricted Stock Units shall be made in payment of shares of Common Stock, together with any related Dividend Equivalents, in accordance with Section 7.
4.Mandatory Withholding for Taxes. To the extent that the Company is subject to withholding tax requirements under any national, state, local or other governmental law with respect to the award of the Restricted Stock Units to the Grantee or the vesting or settlement thereof, or the designation of any Dividend Equivalents as payable or distributable or the payment or distribution thereof, the Grantee must make arrangement satisfactory to the Company to make payment to the Company or its designee of the amount required to be withheld under such tax laws, as determined by the Company (collectively, the “Required Withholding Amount”). To the extent such withholding is required, the Company shall withhold (a) from the shares of Common Stock represented by such vested Earned Restricted Stock Units or Accelerated Restricted Stock Units and otherwise deliverable to the Grantee a number of shares of Common Stock and/or (b) from any related Dividend Equivalents otherwise deliverable to the Grantee an amount of such Dividend Equivalents, which collectively have a value (or, in the case of securities withheld, a Fair Market Value) as of the date the obligation to withhold arises equal to the Required Withholding Amount, unless the Grantee remits the Required Withholding Amount to the Company or its designee in cash or shares of Common Stock and by such time as the Company may require or other provisions for withholding such amount satisfactory to the Company have been made. Notwithstanding any other provisions of this Agreement, the delivery of any shares of Common Stock represented by vested Earned Restricted Stock Units or Accelerated Restricted Stock Units and any related Dividend Equivalents may be postponed until any required withholding taxes have been paid to the Company.
5.Early Termination or Vesting of Restricted Stock Units.
Subject to Section 23 hereof, unless otherwise determined by the Committee in its sole discretion, if the Grantee’s employment with the Company or a Subsidiary terminates prior to the last day of any applicable Vesting Cycle:
(a)In the event of Grantee’s Termination Without Cause or Termination With Good Reason (each as defined in Grantee’s Employment Agreement), then a number of Restricted Stock Units granted by this Agreement will become vested on the date of the Grantee’s termination equal to (A) the product of (x) the number of Restricted Stock Units granted by this Agreement (without regard to any prior Vesting Dates) and (y) the number of calendar quarters which have elapsed between April 1, 2016 and the date of the Grantee’s termination (and will include, for the avoidance of doubt, the entire calendar quarter of the Grantee’s termination) divided by sixteen (16) (with such quotient not to exceed one (1)), less (B) any Restricted Stock Units that have previously vested. Example: Assume Grantee’s employment terminates August 1, 2018. 35,928 Units (less any previously Vested Units) would be deemed earned e.g., April 1, 2016 - August 1 , 2018 = 10 quarters / 16 = 62.50% x 57,485 Units = 35,928 Units;
(b)If the Grantee dies while employed by the Company or a Subsidiary, then each Restricted Stock Unit will immediately become an Earned Restricted Stock Unit and fully vested;
(c)If the Grantee’s employment with the Company or a Subsidiary terminates by reason of Disability, then each Restricted Stock Unit will immediately become an Earned Restricted Stock Unit and fully vested; and
(d)If the Grantee’s employment with the Company or a Subsidiary is terminated for Cause, or Grantee resigns without Good Reason then any unvested the Restricted Stock Units will be forfeited as of the Close of Business on the date of such termination of employment.
Unless the Committee otherwise determines, a change of the Grantee’s employment from the Company to a Subsidiary or from a Subsidiary to the Company or another Subsidiary will not be considered a termination of the Grantee’s employment for purposes of this Agreement. The Restricted Stock Units that vest pursuant to this Section 6 shall be referred to as “Accelerated Restricted Stock Units”.
6.Delivery by the Company. As soon as practicable after the vesting of Earned Restricted Stock Units, and any related Unpaid Dividend Equivalents, pursuant to Section 3 or Section 6 (but in no event later than sixty (60) days thereafter) and subject to the withholding referred to in Section 5, the Company will (a) register in a book entry account in the name of the Grantee, or cause to be issued and delivered to the Grantee (in electronic form), that number of shares of Common Stock represented by such vested Earned Restricted Stock Units and any securities representing any related Vested Dividend Equivalents, and (b) cause to be delivered to the Grantee any cash payment representing Vested Dividend Equivalents. Any delivery of securities will be deemed effected for all purposes when a statement of holdings reflecting such securities and, in the case of any Vested Dividend Equivalents, any other documents necessary to reflect ownership thereof by the Grantee, have been delivered personally to the Grantee or, if delivery is by mail, when the Company or its stock transfer agent has deposited the statement of holdings and/or such other documents in the United States mail, addressed to the Grantee. Any cash payment will be deemed effected when a check from the Company, payable to the Grantee and in the amount equal to the amount of the cash owed, has been delivered personally to the Grantee or deposited in the United States mail, addressed to the Grantee.
7.Nontransferability of Restricted Stock Units. Restricted Stock Units, and any related Unpaid Dividend Equivalents that have not been earned or vested, are not transferable (either voluntarily or involuntarily) before or after the Grantee’s death, except as follows: (a) during the Grantee’s lifetime, pursuant to a domestic relations order issued by a court of competent jurisdiction that is not contrary to the terms and conditions of the Plan or this Agreement, and in a form acceptable to the Committee; or (b) after the Grantee’s death, by will or pursuant to the applicable laws of descent and distribution, as may be the case. Any person to whom Restricted Stock Units are transferred in accordance with the provisions of the preceding sentence shall take such Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement, including that the vesting and termination provisions of this Agreement will continue to be applied with respect to the Grantee. Statements of holdings reflecting Restricted Stock Units that have been earned and vested may be delivered only to the Grantee (or during the Grantee’s lifetime, to the Grantee’s court appointed legal representative) or to a person to whom the Restricted Stock Units have been transferred in accordance with this Section.
8.No Stockholder Rights; Dividend Equivalents. The Grantee will not be deemed for any purpose to be, or to have any of the rights of, a stockholder of the Company with respect to any shares of Common Stock represented by any Restricted Stock Units unless and until such time as shares of Common Stock represented by vested Earned Restricted Stock Units or Accelerated Restricted Stock Units, as the case may be, have been delivered to the Grantee in accordance with Section 7, nor will the existence of this Agreement affect in any way the right or power of the Company or any stockholder of the Company to accomplish any corporate act, including, without limitation, any reclassification, reorganization or other change of or to its capital or business structure, merger, consolidation, liquidation or sale or other disposition of all or any part of its business or assets. The Grantee will have no right to receive, or otherwise with respect to, any Dividend Equivalents until such time, if ever, as (a) the Restricted Stock Units with respect to which such Dividend Equivalents relate shall have become earned and vested, or (b) such Dividend Equivalents shall have become Vested Dividend Equivalents as described herein, and, if vesting does not occur, the related Dividend Equivalents will be forfeited. Dividend Equivalents shall not bear interest or be segregated in a separate account. Notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate the vesting of any portion of the Dividend Equivalents (any Dividend Equivalent that vests pursuant to Sections 3, 6 or this 9, “Vested Dividend Equivalents”). The settlement of any Vested Dividend Equivalents shall be made as soon as administratively practicable after the accelerated vesting date, but in no event later than sixty (60) days following the date on which such accelerated vesting date occurs. With respect to any Restricted Stock Units and Dividend Equivalents, the Grantee is a general unsecured creditor of the Company.
9.Adjustments; Early Vesting in Certain Events.
(a)The Restricted Stock Units will be subject to adjustment (including, without limitation, as to the number of Restricted Stock Units) in such manner as the Committee, in its sole discretion, deems equitable and appropriate in connection with the occurrence of any of the events described in Section 4.2 of the Plan following the Grant Date.
(b)Subject to Section 23, in the event of any Approved Transaction, Board Change or Control Purchase following the Grant Date, the Restricted Stock Units may vest in accordance with Section 10.1(b) of the Plan.
10.Restrictions Imposed by Law. Without limiting the generality of Section 10.10 of the Plan, the Company will not be obligated to deliver any shares of Common Stock represented by vested Earned Restricted Stock Units, Accelerated Restricted Stock Units or Unpaid Dividend Equivalents if counsel to the Company determines that the issuance or delivery thereof would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which shares of Common Stock or other applicable securities are listed or quoted. The Company will in no event be obligated to take any affirmative action in order to cause the delivery of shares of Common Stock represented by vested Restricted Stock Units, Accelerated Restricted Stock Units or securities constituting or cash payment related to any Unpaid Dividend Equivalents to comply with any such law, rule, regulation, or agreement.
11.Notice. Unless the Company notifies the Grantee in writing of a different procedure or address, any notice or other communication to the Company with respect to this Agreement will be in writing and will be delivered personally or sent by United States first class mail, postage prepaid and addressed as follows:

Ascent Capital Group, Inc.

5251 DTC Parkway, Suite 1000
Greenwood Village, Colorado 80111
Attn: General Counsel
Any notice or other communication to the Grantee with respect to this Agreement will be in writing and will be delivered personally, or will be sent by United States first class mail, postage prepaid, to the Grantee’s address as listed in the records of the Company on the date of this Agreement, unless the Company has received written notification from the Grantee of a change of address.
12.Amendment. Notwithstanding any other provision hereof, this Agreement may be supplemented or amended from time to time as approved by the Committee as contemplated by Section 10.9(b) of the Plan. Without limiting the generality of the foregoing, without the consent of the Grantee,
(a)this Agreement may be amended or supplemented from time to time as approved by the Committee (i) to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, (ii) to add to the covenants and agreements of the Company for the benefit of the Grantee or surrender any right or power reserved to or conferred upon the Company in this Agreement, subject to any required approval of the Company’s stockholders, and provided, in each case, that such changes or corrections will not adversely affect the rights of the Grantee with respect to the Award evidenced hereby, or (iii) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities laws; and
(b)subject to any required action by the Board or the stockholders of the Company, the Restricted Stock Units granted under this Agreement may be canceled by the Committee and a new Award made in substitution therefor, provided, that the Award so substituted will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect the Restricted Stock Units to the extent then earned or vested.
13.Grantee Employment. Nothing contained in this Agreement, and no action of the Company or the Committee with respect hereto, will confer or be construed to confer on the Grantee any right to continue in the employ of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the Grantee’s employment at any time, with or without Cause, subject to the provisions of any employment agreement between the Grantee and the Company or any Subsidiary.
14.Nonalienation of Benefits. Except as provided in Section 8 and prior to vesting of the Earned Restricted Stock Units or Accelerated Restricted Stock Units, (a) no right or benefit under this Agreement will be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same will be void, and (b) no right or benefit hereunder will in any manner be liable for or subject to the debts, contracts, liabilities or torts of the Grantee or other person entitled to such benefits.
15.Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Delaware. Each party irrevocably submits to the general jurisdiction of the state and federal courts located in the State of Delaware in any action to interpret or enforce this Agreement and irrevocably waives any objection to jurisdiction that such party may have based on inconvenience of forum.

16.Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all Exhibits and Schedules appended hereto, including the Plan. This Agreement is entered into, and the Award evidenced hereby is granted, pursuant to the Plan and will be governed by and construed in accordance with the Plan and the administrative interpretations adopted by the Committee thereunder. All decisions of the Committee upon questions regarding the Plan or this Agreement will be conclusive. Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control. The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.
17.Duplicate Originals. The Company and the Grantee may sign any number of copies of this Agreement. Each signed copy will be deemed to be an original, but all of them together represent the same agreement.
18.Rules by Committee. The rights of the Grantee and the obligations of the Company hereunder will be subject to such reasonable rules and regulations as the Committee may adopt from time to time hereafter.
19.Entire Agreement. This Agreement is in satisfaction of and in lieu of all prior discussions and agreements, oral or written, between the Company and the Grantee, with respect to the subject matter hereof. The Grantee and the Company hereby declare and represent that no promise or agreement not expressed herein has been made and that this Agreement contains the entire agreement between the parties hereto with respect to the Award and replaces and makes null and void any prior agreements between the Grantee and the Company regarding the Award. Subject to the restrictions set forth in Sections 8 and 15, this Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.
20.Grantee Acceptance. The Grantee shall signify acceptance of the terms and conditions of this Agreement by signing in the space provided at the end hereof and returning a signed copy to the Company.
21.Code Section 409A Compliance. If any provision of this Agreement would result in the imposition of an excise tax under Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”), that provision will be reformed to avoid imposition of the excise tax and no action taken to comply with Section 409A (or to provide that the Restricted Stock Units are exempt from Section 409A) shall be deemed to impair a benefit under this Agreement. If any portion of the benefits to be provided pursuant to this Agreement constitute deferred compensation subject to Section 409A, then, to the extent required by Section 409A, if Grantee is a “specified employee” within the meaning of Seciton 409A, any amounts payable on account of Grantee’s separation from service will not be paid until the date that is six months and one day following such separation from service or, if earlier, the date of Grantee’s death.
22.Change in Control.
(a)If the Grantee’s employment with the Company or any of its Subsidiaries terminates and such termination constitutes a Termination With Good Reason (as such term is defined in the Amended Employment Agreement) or a Termination Without Cause (as such term is defined in the Amended Employment Agreement), and such termination occurs within twelve (12) months following a Change in Control, all Restricted Stock Units and all related Unvested Dividend Equivalents held by the Grantee on the date of termination, to the extent not theretofore vested, will vest fully on the date of such termination.

(b)For purposes of this Section 23, “Change in Control” means any of the following that otherwise meets the definition of a “change in ownership,” a “change in effective control” or a “change in ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A:

(1)
the acquisition by any person or group (excluding John C. Malone and/or any family member(s) of John C. Malone and/or any company, partnership, trust or other entity or investment vehicle controlled by such persons or the holdings of which are for the primary benefit of any of such persons (collectively, the “Permitted Holders”)) of ownership of stock of the Company that, together with stock already held by such person or group, constitutes more than 50% of the total fair market value or more than 50% of the total voting power of the stock of the Company;

(2)
the acquisition by any person or group (other than the Permitted Holders), in a single transaction or in multiple transactions all occurring during the twelve (12)-month period ending on the date of the most recent acquisition by such person or group, assets from the Company that have a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; or

(3)
the acquisition by any person or group (other than the Permitted Holders), in a single transaction or in multiple transactions all occurring during the twelve (12)-month period ending on the date of the most recent acquisition by such person or group, of ownership of stock of the Company possessing 30% or more of the total voting power of the stock of Company or the replacement of a majority of the Company’s Board of Directors during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of appointment or election.

23.Forfeiture for Misconduct and Repayment of Certain Amounts. If the Grantee holds the office of Vice President or above as of the Grant Date, and if (i) a material restatement of any financial statement of the Company (including any consolidated financial statement of the Company and its consolidated Subsidiaries) is required and (ii) in the reasonable judgment of the Committee, (A) such restatement is due to material noncompliance with any financial reporting requirement under applicable securities laws and (B) such noncompliance is a result of misconduct on the part of the Grantee, the Grantee will repay to the Company Forfeitable Benefits received by the Grantee during the Misstatement Period in such amount as the Committee may reasonably determine, taking into account, in addition to any other factors deemed relevant by the Committee, the extent to which the market value of Common Stock during the Misstatement Period was affected by the error(s) giving rise to the need for such restatement. “Forfeitable Benefits” means (i) any and all cash and/or shares of Common Stock received by the Grantee upon the vesting during the Misstatement Period of any Restricted Stock Units and Unvested Dividend Equivalents held by the Grantee and (ii) any proceeds received by the Grantee from the sale, exchange, transfer or other disposition during the Misstatement Period of any Restricted Stock Units and Unvested Dividend Equivalents received by the Grantee upon the vesting during the Misstatement Period of any Award held by the Grantee. By way of clarification, “Forfeitable Benefits” will not include any shares of Common Stock received upon vesting of any Restricted Stock Units and Unvested Dividend Equivalents during the Misstatement Period that are not sold, exchanged, transferred or otherwise disposed of during the Misstatement Period. “Misstatement

Period” means the twelve (12)-month period beginning on the date of the first public issuance or the filing with the Securities and Exchange Commission, whichever occurs earlier, of the financial statement requiring restatement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the Grant Date.

ASCENT CAPITAL GROUP, INC.

By:	/s/ William Fitzgerald
Name:	William Fitzgerald
Title:	Chief Executive Officer

ACCEPTED:
/s/ William E. Niles
William E. Niles, Grantee

Address:

SSN: